Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-157770 and on Form S-8 No. 333-144697 of MF Global Ltd. of our report dated June 10, 2009 relating to the combined and consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 10, 2009